============================================================================


                          SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [   ]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:
[   ]  Preliminary Proxy Statement
[ X ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12

                         GFC FINANCIAL CORPORATION
         -----------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)


         -----------------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[ X ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(j)(2).
[   ]  $500 per each  party to the controversy pursuant to Exchange Act Rule
       14a-6(i)(3).
[   ]  Fee computed on  table below per  Exchange Act Rules  14A-6(I)(4) and
       0-11.
       1)  Title of each class of securities to which transaction applies:

           -----------------------------------------------------------------
       2)  Aggregate number of securities to which transaction applies:

           -----------------------------------------------------------------
       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (1)

           -----------------------------------------------------------------
       4)  Proposed maximum aggregate value of transaction:

           -----------------------------------------------------------------
(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

[   ]  Check box if  any part of the fee  is offset as provided  by Exchange
       Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1)    Amount Previously Paid:

              ---------------------------------------------
       (2)    Form, Schedule or Registration Statement No.:

              ---------------------------------------------
       (3)    Filing Party:

              ---------------------------------------------
       (4)    Date Filed:

              ---------------------------------------------

                          GFC FINANCIAL CORPORATION
                          -------------------------


                                  NOTICE OF

                                ANNUAL MEETING

                                     AND

                               PROXY STATEMENT

                          -------------------------


                                ANNUAL MEETING

                               OF STOCKHOLDERS

                                 MAY 12, 1994

                      [GFC FINANCIAL CORPORATION LOGO]
                          1850 North Central Avenue
                                  Suite 1200
                            Phoenix, Arizona 85004



SAMUEL L. EICHENFIELD
Chairman, President and Chief
Executive Officer




    Dear Stockholder:

    The Annual Meeting of Stockholders will be held on Thursday, May 12, 1994, in the Ballroom of the Radison Resort, 7171 N. Scottsdale Road, Scottsdale, Arizona. As the meeting will begin promptly at 10:00 a.m., please plan to arrive earlier. The formal notice of the meeting follows on the next page. No admission tickets or other credentials will be required for attendance at the meeting. You may use the hotel's free parking.

    Directors and officers are expected to be present preceding and following the meeting to speak with stockholders. During the meeting, there will be an opportunity for stockholder questions regarding the affairs of the Corporation and for discussion of the business to be considered at the meeting, as explained in the notice and Proxy Statement which follow.

    IT IS IMPORTANT THAT YOU VOTE, SIGN AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

Sincerely,


/s/   Samuel L. Eichenfield
- ----------------------------

                           GFC FINANCIAL CORPORATION
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS



                                                                March 25, 1994
To the Holders of Common Stock of
[GFC Financial Corporation Logo]:


    The Annual Meeting of Stockholders of GFC Financial Corporation, a Delaware corporation (the "Corporation"), will be held in the Ballroom of the Radison Resort, 7171 N. Scottsdale Road, Scottsdale, Arizona, on Thursday, May 12, 1994, at 10:00 a.m., Mountain Standard Time, for the purpose of considering and voting upon:

    1. Election of directors of the Corporation, as set forth in the attached Proxy Statement;

    2. Ratification of the appointment of Deloitte & Touche to audit the accounts of the Corporation for the year 1994; and

    3. Any other matters which may properly come before the meeting and any adjournment or adjournments thereof.

    Only stockholders of record of Common Stock at the close of business on March 14, 1994, are entitled to receive notice of and to vote at the meeting. A list of the stockholders entitled to vote will be available at the meeting for examination by any stockholder, for any purpose germane to the meeting, and for ten days prior to the meeting, at the principal executive offices of the Corporation, 1850 North Central Avenue, Suite 1200, Phoenix, Arizona 85004.

    The Annual Report for the year 1993, including financial statements, is enclosed with this Notice and Proxy Statement.

    To assure your representation at the meeting, please vote, sign and mail the enclosed proxy as soon as possible. A return envelope, which requires no postage if mailed in the United States, is enclosed for that purpose. Your proxy is being solicited on behalf of the Board of Directors.

                                W. J. HALLINAN
                                Vice President -- General
                                Counsel and Secretary


               ---------------------------------------
                PLEASE VOTE -- YOUR VOTE IS IMPORTANT
               ---------------------------------------

                               PROXY STATEMENT
                                      OF

                      [GFC FINANCIAL CORPORATION LOGO]

                          1850 North Central Avenue
                                  Suite 1200
                            Phoenix, Arizona 85004

                             GENERAL INFORMATION

    The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of GFC Financial Corporation (the "Corporation"), for use at the 1994 Annual Meeting of Stockholders of the Corporation. The proxy, if properly executed and returned, will be voted according to its specifications, but may be revoked at any time before it is voted by: (a) executing and delivering to the Secretary of the Corporation a written instrument of revocation bearing a date later than the date of the proxy, (b) executing and delivering to the Secretary a subsequent proxy relating to the same Shares, or (c) attending the meeting and voting in person (attendance at the meeting will not in and of itself constitute revocation of a proxy).

    Only stockholders of record of Common Stock (the "Shares") as of the close of business on the record date, March 14, 1994, (the "Record Date"), will be eligible to vote at the meeting. The number of Shares then outstanding was 20,087,135. Each outstanding Share on the Record Date will be entitled to one vote. Fractional Shares will not be voted. Cumulative voting is not permitted. For those proposals for which no directions are given in the proxy, the proxy will be voted (a) "for" the election of the director nominees set forth herein and (b) in accordance with the recommendations of the Board or, if none, in the best judgment of the proxy holders, on other proposals. In the event of disqualification, refusal or inability of any director or director nominee to serve, the proxies will be voted for the election of such other person or persons as the proxy holders believe will carry on the present policies of the Corporation. The approximate date on which this Proxy Statement and accompanying materials are first sent to stockholders is March 25, 1994.

    If a stockholder is a participant in the Corporation's Capital Accumulation Plan, Employees' Stock Ownership Plan, or The Dial Corp 401(k) plans, the proxy will represent the number of Shares in the stockholder's plan account(s), as well as Shares registered in the stockholder's name. The proxy will serve as a voting instruction to the respective trustees of the above referenced plans, if any.

    The cost of soliciting proxies will be borne by the Corporation. Solicitation will be made primarily through the use of the mails, but employees of the Corporation may solicit proxies personally, by telephone, telegram or similar means, for no additional compensation. The Corporation has retained Morrow & Co., Inc. to assist it in connection with the solicitation, at an estimated fee of $7,500 plus out-of-pocket expenses. The Corporation will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners of Shares.

                    BOARD OF DIRECTORS AND ITS COMMITTEES

BOARD AND COMMITTEE MEETINGS

    The Corporation's Board held a total of seven regular quarterly and special meetings during 1993. The Board has established the following committees of certain of its members to deal with particular areas of responsibility:

    1. The Executive Committee held one meeting and reviewed and approved a number of transactions by unanimous consent during 1993. That committee exercises all the powers of the Board in the management of the business and affairs of the Corporation when the Board is not in session, to the extent permitted by Delaware law.

    2. The   Audit  Committee,  which  met  four  times  in  1993,  recommends appointment of the Corporation's independent auditors and reviews audit reports, accounting policies, financial statements, internal auditing reports, internal controls, audit fees, and certain officer expenses. All members of this committee are nonemployee directors, except that Mr. Eichenfield is an ex-officio member who does not vote on matters considered by the committee.

    3. The Executive Compensation Committee, which met three times in 1993, exercises all the powers of the Board in the authorization and approval of the compensation of senior executives of the Corporation and its subsidiaries. In addition, the committee reviews an independent analysis, prepared by a leading firm of compensation consultants, of the competitiveness of the Corporation's management compensation, as well as competitive data developed by the Corporation's compensation staff and consultants. The committee also determines awards under various incentive plans, including the Corporation's 1992 Stock Incentive Plan. All members of this committee are nonemployee directors.

    The Board does not have a nominating committee. The entire Board is responsible for the selection of director nominees.

    In 1993, all directors attended at least 75% of the meetings of the Board and of the committees of which they were members, except that Mr. Smith was unable to attend two special and one regular meetings of the eleven Board and committee meetings he was to attend during the year, due to other engagements. He therefore attended approximately 72% of his meetings.

COMPENSATION

    Until April 30, 1993, directors who were not employees received an annual retainer of $20,000, plus $1,000 for each Board or committee meeting attended. Committee chairmen received an additional $2,000 per year. At its April meeting, the Board raised the annual retainer to $25,000 but eliminated the additional $2,000 compensation to committee chairmen. The directors continue to receive the $1,000 meeting fee. The director compensation was prorated for the April adjustments. Mr. Straetz and Mr. Teets also received $4,750 each for services as directors of a former subsidiary of the Corporation, Verex Assurance, Inc., in 1993. Directors are reimbursed for any expenses attendant to Board membership.

    Nonemployee directors may elect to participate in the Directors' Deferred Compensation Plan of the Corporation and certain of its subsidiaries, pursuant to which payment of part or all of their directors' fees and retainers is deferred. The plan permits participants to defer their compensation in the form of cash. Mr. Smith currently participates in this Plan. Such accumulated compensation, plus interest thereon at the Merrill Lynch Taxable Bond Index long-term medium quality industrial bond rate of interest in effect each quarter, is payable upon termination as a director to the director or to the director's estate or beneficiary, over such period as may be designated by the director.

    The Corporation's 1992 Stock Incentive Plan provides for an initial grant to new directors of options to purchase 2000 Shares and an annual grant to directors of options to purchase 1000 Shares. The exercise price of such options is the fair market value of the Shares on the date of grant.

    In February 1993, the Board adopted a Directors' Retirement Benefit Plan for nonemployee directors. That plan provides for the payment of benefits equal to the annual retainer in effect at the retirement date. Vesting occurs upon completion of five years of service as a director, and the director must be at least 62 years of age on the retirement date. Benefits are paid for the lesser of life or years of service, commencing on the date of election to the Board.

                            ELECTION OF DIRECTORS

    The Board consists of eight persons and is divided into three classes. At each annual meeting, the term of one class of directors expires, and persons are elected to that class for three-year terms. The Board has nominated Mr. L. Gene Lemon, Mr. Robert P. Straetz, and Ms. Shoshana B. Tancer for election to the Board for terms expiring at the 1997 annual meeting, or until their respective successors have been elected and have qualified. Each currently serves as a director of the Corporation.

    All directors have served in that capacity since February 1992, except Mr. Straetz, whose election became effective in May 1992 and Ms. Tancer, who was appointed in February 1994 to fill the vacancy created by the resignation of Mr. Pelanek from the Board. Mr. Pelanek, who was the President of the Corporation and the Chairman, President and Chief Executive Officer of Verex Corporation ("Verex"), resigned following the sale of Verex in July 1993. All Board members other than Ms. Tancer were initially appointed in connection with the spin-off ("Spin-Off") of the Corporation from The Dial Corp ("Dial") on March 18, 1992.

                              DIRECTOR NOMINEES

    The information regarding the director nominees has been furnished by such nominees and is set forth below:


    FOR TERMS EXPIRING AT THE 1997 ANNUAL MEETING: (1)
                                                                          PRINCIPAL OCCUPATION,
                NAME                                                   OTHER DIRECTORSHIPS AND AGE
L. Gene Lemon x            Vice President and General Counsel of Dial for more than five years.
                           Age 53.

Robert P. Straetz *^x      Retired  Chairman and Chief Executive Officer of Textron Inc. (a diversified manufacturer of aerospace  products  and  provider  of  financial services) for more than five years; also a director  of  AFC,  Inc.  and  Fleet  Mortgage  Corp.  and  a  former director of its parent corporation, Fleet/Norstar Financial Group; also a former director of Dial and Textron, Inc.
                           Age 72.

Shoshana B. Tancer x       Professor  of  International  Studies  for  more  than  five years and Director of the North
                           American  Free  Trade  Agreement  Center  since  1993  for  the  American Graduate School of
                           International  Management. Also, Of-Counsel to the law firm of O'Connor, Cavanagh, Anderson,
                           Westover,  Killingsworth  &  Beshears  since  1992,  and prior thereto, was the principal of
                           Tancer  Law  Offices,  Ltd.  for more than five years. Former director of Mountain Bell (the predecessor  of U.S. West, Inc.) and three subsidiaries of Merabank, a Federal Savings Bank.
                           Age 58.
- ----------

*  Member of Executive Committee (Mr. Eichenfield, Chairman)

^  Member of Executive Compensation Committee (Mr. Johnson, Chairman)

x  Member of Audit Committee (Mr. Lemon, Chairman)

(1) or until their respective successors have been elected and have qualified.

    THE  BOARD  OF  DIRECTORS RECOMMENDS THAT YOU  VOTE FOR THE  ELECTION OF THE NOMINEES LISTED  ABOVE, TO SERVE FOR
THE TERM INDICATED.


                        DIRECTORS CONTINUING IN OFFICE

    The information regarding the directors continuing in office has been furnished by such directors and is set forth below:


    FOR TERMS EXPIRING AT THE 1995 ANNUAL MEETING: (1)
                                                                          PRINCIPAL OCCUPATION,
                NAME                                                   OTHER DIRECTORSHIPS AND AGE
Samuel L. Eichenfield *    Chairman,  President  and  Chief  Executive  Officer  of  the  Corporation;  also  Chairman,
                           President,  and  Chief  Executive  Officer and a director of Greyhound Financial Corporation
                           ("GFC"),  the  principal  operating  subsidiary  of  the  Corporation, since 1987, and prior thereto  was  President  of  the  Equipment  Finance Group of Heller Financial, Inc.; also a director of America West Airlines, Inc. since 1992. Age 57.

James L. Johnson *^        Chairman Emeritus and director of GTE Corporation (a diversified telecommunications company)
                           since  1993,  and prior thereto was its Chairman and Chief Executive Officer since 1988, its
                           President  and  Chief  Executive  Officer-elect  since  1987,  and  its  President and Chief
                           Operating  Officer  since  1986;  also  a director of Contel Cellular Inc., British Columbia
                           Telephone Company, Harte/Hanks Communications Co., Inc., and Valero Energy Corporation and a
                           trustee of Mutual Life Insurance Company of New York. Age 66.

John W. Teets *^           Chairman,  President  and  Chief Executive Officer and a director of Dial for more than five years. Also a director of Motor Coach Industries International, Inc. Age 60.


    FOR TERMS EXPIRING AT THE 1996 ANNUAL MEETING: (1)

                                                                          PRINCIPAL OCCUPATION,
                NAME                                                   OTHER DIRECTORSHIPS AND AGE

G. Robert Durham *^        President  and  Chief  Executive  Officer  and  a  director  of  Walter  Industries, Inc. (a
                           homebuilding   and   financing,   building   materials,  natural  resources  and  industrial
                           manufacturing  company)  since 1991. Prior thereto, for more than five years, Mr. Durham was
                           Chairman,  President  and Chief Executive Officer and a director of Phelps Dodge Corporation
                           (a  mining  company); also a director of Homestake Mining Company, Atlantic Gulf Communities
                           Corporation and a trustee of Mutual Life Insurance Company of New York. Age 65.

Kenneth R. Smith x         Dean  of the Karl Eller Graduate School of Management and the College of Business and Public
                           Administration  for  more  than  five years and Vice Provost since 1992 of the University of
                           Arizona;  also  a  former  director of Southwest Gas Corporation and its subsidiary PriMerit
                           Bank. Age 52.
- ----------

*  Member of Executive Committee

^  Member of Executive Compensation Committee

x  Member of Audit Committee

(1) or until their respective successors have been elected and have qualified.


                  OWNERSHIP OF THE CORPORATION'S SECURITIES

    The following tables set forth certain information as of the Record Date regarding the beneficial ownership (as that term is interpreted by the Securities and Exchange Commission ("SEC") of the Corporation's outstanding Common Stock by (a) present directors and executive officers, individually and as a group, and (b) the holders of more than five percent of the Corporation's Shares. Each person, along with his or her spouse, has sole voting and investment power of such Shares, unless otherwise noted.


DIRECTORS AND EXECUTIVE OFFICERS


                                                                         AMOUNT OF          PERCENTAGE
                                                                         OWNERSHIP          OF SHARES
NAME                             POSITION(S)                       ---------------------  --------------
G. Robert Durham                 Director                                6,000 (1)              *

Samuel L. Eichenfield            Chairman, President,                  237,139 (2)(3)         1.18%
                                 Chief Executive Officer
                                 and Director

James L. Johnson                 Director                                4,000 (1)              *

L. Gene Lemon                    Director                               15,986 (1)              *

Kenneth R. Smith                 Director                                5,500 (1)              *

Robert P. Straetz                Director                                5,000 (1)              *

Shoshana B. Tancer               Director                                2,000 (1)              *

John W. Teets                    Director                               56,053 (1)              *

William J. Hallinan              Vice President -- General              47,220 (2)(3)           *
                                 Counsel and Secretary

Robert M. Korte                  Vice President -- Human                25,216 (2)(3)           *
                                 and Corporate
                                 Development

Bruno A. Marszowski              Vice President -- Controller           22,405 (2)(3)           *

Gregory C. Smalis                Senior Vice President --               11,591 (2)(3)           *
                                 Portfolio Management -- GFC

Directors and Executive                                                458,613 (2)(3)(4)      2.28%
  Officers, as a Group
- ----------

(1) Includes Shares with respect to which such director has a right to acquire ownership within 60 days through the exercise of stock options granted pursuant to the Corporation's 1992 Stock Incentive Plan in the amount of 4,000 shares per nonemployee director, except Mr. Durham (1,000 Shares) and Ms. Tancer (whose right to exercise such options vests on August 10, 1994).

(2) Including  options  to  purchase  Shares  which can be exercised within 60 days,  pursuant  to grants of stock options by the Corporation. All Shares are held directly by such executive officers and their spouses, except for
    Shares  held  in  their accounts in the Corporation's Capital Accumulation
    Plan   and   Employees'   Stock  Purchase  Plan,  or  in  Dial's  dividend
    reinvestment plan, which are held indirectly on their behalf.

(3) Includes Shares of restricted stock granted in connection with the Spin-off and performance-based restricted stock granted after the Spin-off to such persons, for which the persons have voting power but do not yet have dispositive power, in the amounts of 44,229 Shares for Mr. Eichenfield, 10,316 Shares for Mr. Hallinan, 5,200 Shares for Mr. Korte, 6,503 Shares for Mr. Marszowski, and 4,680 Shares for Mr. Smalis. The number of Shares to be awarded under the performance-based restricted stock program may vary, as discussed in note 4 to the Summary Compensation Table, below. The reported amounts include all vested awards and target awards for future vestings. Also includes holdings in the Corporation's Capital Accumulation
    (401(k)) and Employee Stock Ownership Plans as of February 28, 1994, according to reports of the plan administrators.

(4) Includes 243,608 Shares with respect to which all present directors and executive officers have the right to acquire ownership within 60 calendar days through the exercise of stock options granted pursuant to the Corporation's stock option plans.

*The amount of Common Stock beneficially owned by such individual does not exceed one percent.


CERTAIN BENEFICIAL OWNERS




                                                NUMBER OF SHARES
                                                   AND NATURE      PERCENTAGE
                                                  OF OWNERSHIP      OF SHARES
NAME AND ADDRESS                               ------------------  -----------

FMR Corp. and Affiliates                         3,040,402 (1)       15.14%
82 Devonshire Street
Boston, MA 02109-3614

Loomis, Sayles & Co., Inc. and Affiliates        1,825,400 (2)        9.09%
1 Financial Center
Boston, MA 02111-2660

Harris Associates Limited Partnership            1,783,567 (3)        8.88%
2 North LaSalle Street
Chicago, IL 60602-3790

Heine Securities Corporation                     1,688,300 (4)        8.41%
51 John F. Kennedy Parkway
Short Hills, NJ 07078-2708

First Eagle Fund of America, Inc.,               1,406,000 (5)        7.00%
First Eagle Fund N.V. and
Arnhold and S. Bleichroeder, Inc.
45 Broadway
New York, NY 10006
- ----------

(1) Pursuant to filings with the SEC, such Shares are held by FMR Corp. or its affiliates on behalf of themselves and their advisory clients and investors in various Fidelity funds.

(2) Pursuant to filings with the SEC, such Shares are held by Loomis, Sayles & Co., Inc. or its affiliates on behalf of themselves and their advisory clients.

(3) Pursuant to filings with the SEC, such Shares are held by Harris Associates Limited Partnership or its affiliates on behalf of themselves and their advisory clients.

(4) Pursuant to filings with the SEC, such Shares are held by Heine Securities Corporation or its affiliates on behalf of themselves and their advisory clients, including the Mutual Beacon Fund, Mutual Qualified Fund and the Mutual Shares Fund and their respective affiliates, among others.

(5) Pursuant to filings with the SEC, such Shares are held by these entities or their affiliates on behalf of themselves and their advisory clients. These entities disclaim that they constitute a "group" for purposes of owning these Shares.


                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF COMPENSATION

    The following table provides certain summary information concerning compensation paid or accrued by the Corporation and its subsidiaries during the last two fiscal years to or on behalf of the Corporation's Chairman, President and Chief Executive Officer, each of the four other most highly compensated executive officers of the Corporation as of the end of 1993, and one former executive officer who would have been in that group had he been with the Corporation at year end (based on salary and bonus) (collectively, the "Named Officers"):


                          SUMMARY COMPENSATION TABLE
                                                                                  Long-Term Compensation
                                                                         -----------------------------------------
                          Annual Compensation                                      Awards               Payouts
- -----------------------------------------------------------------------------------------------------------------------------------
                                                                Other     Performance-
                                                               Annual        Based                                     All Other
                                                               Compen-     Restricted     Options/                      Compen-
         Name and                       Salary      Bonus      sation        Stock          SARs         LTIP           sation
    Principal Position        Year       (1)        (1)(2)       (3)      Awards(4)(5)    (#) (5)       Payouts           (6)
- ---------------------------  -------  ----------  ----------  ---------  --------------  ----------  -------------  ---------------
Samuel L. Eichenfield         1993     $408,608    $420,252   $177,010      $305,000      175,000      $657,738         $9,680
Chairman, President and       1992*     305,625     378,586     86,426       358,601       25,000         (7)            6,853
Chief Executive Officer
William J. Hallinan           1993      217,932     163,013     57,798        61,000       22,500                        5,973
Vice President -- General     1992*     163,004     151,348                   91,841        6,000                        5,105
Counsel & Secretary
Robert M. Korte               1993      141,656     104,542     29,215        61,000       22,500                        4,333
Vice President -- Human and   1992*     97,527       95,008                   91,841        6,000                        3,167
Corporate Development
Bruno A. Marszowski           1993      141,656     104,542     36,272        61,000       22,500       122,722          4,257
Vice President --             1992*     105,952      96,418                   91,841        6,000         (7)            3,167
Controller
Gregory C. Smalis             1993      138,584     100,856     40,952        61,000        4,200                          257
Sr. Vice President --          (8)
Portfolio Management -- GFC
Philip S. Pelanek             1993     144,331     308,005     235,839         0           22,500     407,660(9)     1,312,614(10)
Former President              1992*    177,923      89,978      43,309      158,531        10,000     177,717(11)        4,842
- ----------

*
     Except  as  otherwise noted, 1992 compensation is reported from March 18,
     1992,  the  date  of the Spin-Off, at which time the Corporation became a
     publicly-held   company.   Mr.   Hallinan's   salary   and  other  annual
     compensation is reported from March 1, 1992. For all Named Officers whose
     1992  income  is  reported, bonuses awarded were based on performance for all  of  1992,  including  portions thereof preceding the Spin-Off. Other reported  1992  compensation  has  not  been  annualized.  1993  reported compensation is for the full fiscal year.

 (1) Amounts shown include cash and non-cash compensation earned and received by the Named Officers, as well as amounts earned but deferred at the election of those officers, if any.

 (2) The amount of the bonuses is dependent each year on the Corporation's and Named Officers' respective performance. No bonuses are awarded unless the Corporation achieves specified levels of performance.

 (3) Amounts listed in this column are for personal benefits paid by the Corporation, including among other items tax gross up payments in 1993 to each of the Named Officers in the amounts of $155,675 to Mr. Eichenfield, $47,297 to Mr. Hallinan, $23,490 to Mr. Marszowski, $17,063 to Mr. Korte and $153,919 to Mr. Pelanek. Messrs. Marszowski and Korte received financial planning services valued at $11,575 and $11,668, respectively.
     Mr. Smalis received foreign cost of living allowance payments of $25,618 in 1993, and was reimbursed $12,672 in 1993 for moving expenses incurred in his relocation back to the United States. Tax gross up payments in 1992, resulting from conversion of awards granted prior to the Spin-Off, were $79,212 to Mr. Eichenfield, $17,113 to Mr. Hallinan, $4,052, to Mr.
     Marszowski, and $24,897 to Mr. Pelanek. In addition, Mr. Marszowski received executive medical benefits of $2,424 in 1992.

 (4) The number of Shares to be awarded and their vesting are dependent on the Corporation's stock price and dividend performance during each of the five years following the grant date, compared to the performance of either the Standard & Poor's 500 Index (the "S&P 500") or the Standard &
     Poor's Financial Index (the "S&P FI"). The value of the performance-based restricted stock is based on the fair market value of Shares at the grant date and does not account for any diminution in value due to the performance requirements or any other restrictions on transfer.

     On April 1, 1992, each Named Officer was granted 1000 target Shares of performance-based restricted stock subject to adjustment of the target number of Shares as discussed below. Between 100 and 340 of such Shares will vest and be awarded to those Named Officers each year during the five years following the grant date, depending on the Corporation's performance compared to the S&P 500. Thus, those Named Officers can receive a minimum of 500 Shares and a maximum of 1,700 Shares pursuant to the April 1, 1992 grant. In April 1993, 140 additional Shares vested for each Named Officer above the target Shares. The value for those Shares are included in the table for 1992 grants, based on the same Share price as the original grants.

     The remaining Shares of performance-based restricted stock underlying the 1992 values noted were granted on August 25, 1992. These consist of 15,000 target Shares to Mr. Eichenfield, 3,000 target Shares each to
     Messrs.  Hallinan,  Korte  and Marszowski, and 6,000 target Shares to Mr.
     Pelanek, subject to adjustment as discussed below. Between 0 and 34% of such Shares will vest and be awarded each year during the five years following the grant date, based on the Corporation's stock price and dividend performance compared to the lesser of the S&P 500 or the S&P FI.
     Thus, the Named Officers can receive between 0 Shares and a maximum of 25,500 Shares for Mr. Eichenfield, 5,100 Shares each for Messrs.
     Hallinan,  Korte  and  Marszowski,  and  10,200  Shares  for Mr. Pelanek.
     Failure to achieve the required stock performance level results in loss of that year's respective grant. In December 1993, additional Shares vested for each Named Officer above the target Shares for that year, in the amount of 2,100 Shares for Mr. Eichenfield, 420 Shares for Messrs.
     Hallinan, Korte and Marszowski, and 840 Shares for Mr. Pelanek. The value for those Shares are included in the table for 1992 grants, based on the same Share price as the original grants.

     The 1993 performance-based restricted stock was granted in August of that year under the same terms as the August 1992 grant noted above. Mr.
     Eichenfield  received  10,000  target Shares and Messrs. Hallinan, Korte,
     Marszowski  and  Smalis  each  received  2,000  target  Shares. The Named
     Officers  can  receive  between  0  Shares  and  17,000  Shares  for  Mr.
     Eichenfield  and  3,400 Shares for Messrs Hallinan, Korte, Marszowski and
     Smalis. None of such Shares will vest until January 1995.

     Mr. Pelanek's Shares (or the cash equivalent) will vest as noted above for vestings scheduled through March 18, 1995. Vestings thereafter will depend on the final sales price of the Verex transaction pursuant to his severance agreement, discussed below.

     The Executive Compensation Committee has retained discretion to amend the terms of the performance-based restricted stock grants to conform to changes in the tax laws or otherwise. The Named Officers may vote such Shares and dividends are paid thereon prior to the satisfaction of the vesting contingency.

 (5) In 1992, the Named Officers each were awarded substitute grants of restricted stock and stock options from the Corporation in conjunction with the Spin-Off. Such grants were equivalent to restricted stock or options granted by Dial to the respective Named Officer prior to the Spin-Off. Those grants are not included in the table as they related to compensation paid prior to the Spin-Off. Those restricted stock awards aggregated 32,858 Shares for Mr. Eichenfield, 7,675 Shares for Mr.
     Hallinan,  1,907  Shares  for  Mr.  Marszowski, and 13,956 Shares for Mr.
     Pelanek.  The  aggregate  number  of restricted Shares held by each Named
     Officer and their value based on the Share price at the 1993 year end were 44,229 Shares for Mr. Eichenfield ($1,277,112); 10,316 Shares for
     Mr.  Hallinan  ($297,875);  5,200  Shares for Mr. Korte ($150,150); 6,503
     Shares  for  Mr. Marszowski ($182,774); and 12,530 Shares for Mr. Pelanek
     ($361,804). The number of options granted before the Spin-Off to each Named Officer were options for 113,429 Shares to Mr. Eichenfield, 24,164
     Shares  to  Mr. Hallinan, 11,343 Shares to Mr. Korte, 6,352 Shares to Mr.
     Marszowski and 53,993 Shares to Mr. Pelanek.

 (6) Amounts listed in this column are for payments made by the Corporation on behalf of the Named Officers to the Corporation's Capital Accumulation
     (401(k)) Plan, unless otherwise noted.

 (7) In 1992, the Named Officer received a pro rata payout of certain incentive compensation arrangements in effect prior to the Spin-Off, after which the plan was amended and the Named Officer became entitled to participate in the Corporation's special performance share incentive plan for 1992-93. The pre-Spin-Off related payments are not included in the table. Those payouts were $436,300 to Mr. Eichenfield and $102,800 to Mr.
     Marszowski.

 (8) Mr. Smalis was not an executive officer prior to 1993.

 (9) Upon the sale of Verex, the Named Officer became entitled to pro rata payment of compensation due him in the Performance Share Incentive Plans
     ("PSIPs"), as provided in his employment and severance agreements. The payments, which generally would have been paid over a period of three years, were paid in a lump sum, discounted to reflect present value.

(10) Of  this  amount,  $4,203  was  for  company contributions to the Capital
     Accumulation Plan. The remaining amounts were severance compensation paid pursuant to the Named Officer's employment, severance, and key employee retention agreements. While his employment contract entitled him to compensation through March, 1995, the Named Officer agreed to receive substantial porions of the compensation due him under those agreements in a lump sum, discounted to reflect present value. Some additional severance compensation is due him after fiscal year end, in an amount dependent on the final sales price of Verex, which will be determined by a post-closing audit.

(11) Upon the Spin-Off, the Named Officer received a payout of certain key executive retention arrangements in effect with respect to Verex prior to the Spin-Off, after which the plan was amended and the Named Officer became entitled to participate in the amended plan. The pre-Spin-Off related payment in 1992 is not included in the table. That payout to Mr.
     Pelanek was in the amount of $621,000.


STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

    The following table contains information concerning the grant of stock options and tandem limited stock appreciation rights ("SARs") to the Named Officers other than Mr. Smalis in February 1993, pursuant to the Corporation's 1992 Stock Incentive Plan. Those grants were intended to serve in lieu of future grants to such officers through 1997 for Mr. Eichenfield and 1995 for such other Named Officers. Mr. Smalis received a grant in August 1993. The amounts shown for each of the Named Officers as potential realizable values are based on arbitrarily assumed annualized rates of Share price appreciation, since the option grant dates, of five and ten percent over the full ten year term of the options, without regard to dividends paid on the Shares. Such appreciation would result in Share prices to the Named Officers other than Mr. Smalis of $42.76 and $68.09, respectively. For Mr. Smalis' grant, such appreciation would result in Share prices of $49.68 and $79.11, respectively.

    The amounts shown as potential realizable value for all stockholders represents the corresponding increases in the market value of the 20,087,135 outstanding Shares held by all stockholders (other than the Corporation) as of the Record Date. Appreciation at five and ten percent per year would increase the market value of all Shares by approximately $332 million and $840 million, respectively, for the February 1993 grant and $385 million and $976 million, respectively, for the August 1993 grant.

    These potential realizable values are based solely on arbitrarily assumed rates of appreciation required by applicable SEC regulations. In assessing these values, please note that the ultimate value will depend on actual future Share values -- and those values will depend on market conditions and the efforts of the Named Officers and others to foster the future success of the Corporation, to the benefit of all stockholders. There can be no assurance that potential realizable values reflected in this table will be achieved.

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                                                                                    POTENTIAL REALIZABLE VALUE AT
                                                                                                    ASSUMED ANNUAL RATES OF SHARE
                                                                                                    PRICE APPRECIATION FOR OPTION
                               NUMBER OF         PERCENT OF                                                      TERM
                               SECURITIES          TOTAL                                           --------------------------------
                               UNDERLYING       OPTION/SARS                                          IF STOCK AT      IF STOCK AT
                              OPTIONS/SARS       GRANTED TO        EXERCISE OR                         $42.76           $68.09
                                GRANTED         EMPLOYEES IN       BASE PRICE        EXPIRATION    ---------------  ---------------
           NAME                (#) (1)(2)       FISCAL YEAR       ($/SHARE) (2)         DATE             5%               10%
- --------------------------  ----------------  ----------------  -----------------  --------------  ---------------  ---------------
ALL STOCKHOLDERS'                  --                --                --                --         $331,638,590     $840,445,720
SHARE APPRECIATION

Mr. Eichenfield                  35,000            7.80%              26.25           2/24/03          577,850         1,464,400
                                 35,000            7.80%              29.25           2/24/03          472,850         1,359,400
                                 35,000            7.80%              32.90           2/24/03          345,100         1,231,650
                                 35,000            7.80%              37.00           2/24/03          201,600         1,068,150
                                 35,000            7.80%              41.65           2/24/03           38,850           925,400

Messrs. Hallinan, Korte           7,500            1.67%              26.25           2/24/03          123,825           313,800
and Marszowski, each              7,500            1.67%              29.25           2/24/03          101,325           291,300
                                  7,500            1.67%              32.90           2/24/03           73,950           263,925

                                                                                                     IF STOCK AT      IF STOCK AT
                                                                                                       $49.68           $79.11
                                                                                                   ---------------  ---------------
                                                                                                         5%               10%
                                                                                                   ---------------  ---------------

ALL STOCKHOLDERS'                  --                --                --                --         $385,271,240     $976,435,630
SHARE APPRECIATION

Mr. Smalis                       4,200             .094%              30.50           8/10/03          80,556           204,162
- ----------

(1) Options  granted  to  Named  Officers  other  than  Mr. Smalis in 1993 are exercisable  starting  12  months  from  the  grant  date, with 20% of the
    options   covered   thereby   becoming   exercisable  on  each  successive
    anniversary  date  with  full  vesting  on the fifth anniversary date. Mr.
    Smalis'  options  vest 34% after 1 year and 33% each year thereafter, with full vesting on the third anniversary date. All options were granted for a period of ten years, subject to earlier termination upon events related to termination  of  employment,  a change in control, death or disability. No
    SARs  were  granted  in  connection with these options, except all options have  limited  SARs that are exercisable within 60 days following a change in  control,  as  defined  in  the  1992  Stock Incentive Plan, subject to earlier  expiration  upon  certain events related to termination, death or disability. The limited SARs entitle the Named Officer to elect whether to purchase  the  Shares  or  to  instead  receive the difference between the market  value  on  the  date  of  exercise  and the exercise price. In the aggregate, the Named Officer can exercise options or the SARs equal to the number of options granted.

(2) A portion of the options to the Named Officers other than Mr. Smalis are incentive stock options. The remainder are non-qualified options. The exercise price and tax withholding obligations, if any, related to exercise may be paid by delivery of already owned Shares or by offset of the underlying Shares.


1993 OPTION AND SAR EXERCISES AND HOLDINGS

    The following table shows stock option exercises, if any, by Named Officer during 1993, including the aggregate value of gains realized on the date of exercise. Value realized upon exercise is the difference between the market value on the exercise date and the exercise price of the option or SAR. The table also lists the number of Shares covered by both exercisable and non-exercisable stock options and SARs as of December 31, 1993. The table includes the values for "in-the-money" options, which represents the positive spread between the exercise price of such options and the year-end price of the Shares. These values, unlike those set forth under the "value realized upon exercise" column, have not been, and may never be, realized. Those options might never be exercised, and the value, if any, will depend on the market value of Shares on the exercise date.


           AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                      FISCAL YEAR-END OPTION/SAR VALUES
                                                                                                     Value of
                                                           Number of Unexercised                    Unexercised
                                                              Options/SARs at                      In-the-Money
                          Shares          Value               Fiscal Year-End                     Options/SARs at
                        Acquired on      Realized                   (#)                           Fiscal Year-End
                         Exercise          Upon      ----------------------------------  ---------------------------------
                            (#)          Exercise      Exercisable      Unexercisable     Exercisable      Unexercisable
Name                  ---------------  ------------  ---------------  -----------------  --------------  -----------------
Mr. Eichenfield                 4,892    $   55,598          121,929            191,500      $1,540,595           $253,000
Mr. Hallinan                    1,000        15,237           25,204             26,460         324,982             58,658
Mr. Korte                         300         4,046           13,083             26,460         179,502             58,658
Mr. Marszowski                      0             0            8,392             26,460         111,322             58,658
Mr. Smalis                          0             0            5,330              8,160          67,208             37,620
Mr. Pelanek                    26,395       312,002           30,998             29,100         467,424             83,738


LONG TERM INCENTIVE COMPENSATION

    The Corporation adopted a performance share incentive plan ("PSIP") that is designed to compensate participants if the Corporation achieves designated performance goals over a sustained period and to encourage the participants' continued efforts on the Corporation's behalf. The PSIP evaluates achievement by measurements determined by the Board, currently consisting of increases in net income and improvement in earnings per share, both from continuing operations. Achievement is measured based on three year averages of the performance targets. Because payouts are tied, in part, to Share price, the PSIP motivates executives to help achieve Share price increases.

                     LONG-TERM INCENTIVE PLANS -- AWARDS
                             IN LAST FISCAL YEAR


                                  PERFORMANCE       ESTIMATED FUTURE AWARDS
                     NUMBER OF    PERIOD UNTIL   -----------------------------
                       UNITS     MATURATION OR   THRESHOLD   TARGET   MAXIMUM
       NAME           (1)(2)         PAYOUT         (#)        (#)      (#)
- ------------------  -----------  --------------  ----------  -------  --------

Mr. Eichenfield        9,952          1995           0       10,110    20,220

Mr. Hallinan           3,539          1995           0        3,600     7,200

Mr. Korte              1,725          1995           0        1,725     3,450

Mr. Marszowski         1,725          1995           0        1,725     3,450
- ----------

(1) Recipients may receive between 0 and 200% of the target awards if performance is equal to or above a minimum or equal to or below a maximum of the targets (generally, 95% and 110%, respectively). Intermediate performance will be interpolated. The target number of Shares awarded is based on the average Share price for December 1993 ($28.76/Share). The award, if any, will be paid as the cash equivalent of the average of the high and low Share prices for each day during the last month of the performance period, multiplied by the number of share units awarded.

(2) The Board or its committee administering the PSIPs has discretion to adjust the target and maximum awards based on performance factors and circumstances selected by the Board or committee from time to time. The adjusted targets can be made higher or lower within the following approximate ranges for each Named Officer: Mr. Eichenfield 8%, Mr. Hallinan 13%, and Messrs. Korte and Marszowski 17%. Because such adjustments are within the Board's or committee's discretion, the figures in the table do not include any such adjustment.

RETIREMENT PLANS

    The following table shows the estimated annual retirement benefit payable to participating employees, including the Named Officers, assuming retirement at age 65, for the average annual earnings and years of service classifications indicated, pursuant to the Corporation's retirement plans, which cover officers and other salaried employees on a non-contributory basis. The retirement plans include the Corporation's Retirement Income Plan and Supplemental Executive Retirement Plan.

                              PENSION PLAN TABLE

                                Estimated Annual Retirement Benefits
                                        for Years of Service
                                          (2)(3)(4)(5)(6)
    Average Annual       --------------------------------------------------
    Compensation(1)          15           20           25          30(7)
- -----------------------  -----------  -----------  -----------  -----------
         125,000            30,990       41,320       51,650       61,980
         150,000            37,550       50,070       62,590       75,100
         175,000            44,110       58,820       73,520       88,230
         200,000            50,680       67,570       84,460      101,350
         225,000            57,240       76,320       95,400      114,480
         250,000            63,800       85,070      106,340      127,600
         300,000            76,930      102,570      128,210      153,850
         400,000           103,180      137,570      171,960      206,350
         500,000           129,430      172,570      215,710      258,850
         600,000           155,680      207,570      259,460      311,350
         700,000           181,930      242,570      303,210      363,850
         800,000           208,180      277,570      346,960      416,350
         900,000           234,430      312,570      390,710      468,850
       1,000,000           260,680      347,570      434,460      521,350
- ----------

(1) Average annual compensation is the annual average of the employee's salary and bonus during the 60 months preceding retirement (salary only preceding 1989 for the Corporation and GFC and December 31, 1991 for Verex). Salary and bonus in 1992 for the Named Officers is listed under the columns bearing those headings in the Summary Compensation Table. For each of the Named Officers the current average compensation covered by the plan is at least 10% less than the aggregate salary and bonus set forth in the Summary Compensation Table. Current average annual compensation is $670,573 for Mr. Eichenfield, $288,478 for Mr. Hallinan, $168,649 for Mr. Korte, $185,013 for Mr. Marszowski, $166,526 for Mr. Smalis and $254,366 for Mr. Pelanek.

(2) The number of credited years of service for Messrs. Eichenfield, Hallinan, Korte, Marszowski, Smalis, and Pelanek are 14, 21, 10, 26, 16, and 9, respectively. To permit Mr. Eichenfield to retire at age 65 with the maximum years of service, while helping to accomplish the Corporation's objective to discourage his early retirement, Mr. Eichenfield was credited, upon execution of his employment agreement in 1992, discussed more fully below, with an additional five years of service for pension benefit calculations. In addition, he is credited for two years of service for each subsequent year of service he provides. There shall be no actuarial reduction in retirement benefits for his early retirement after age 60.

(3) To assure no loss in retirement benefits caused by his resignation from Dial to assume his position with the Corporation, Mr. Hallinan will receive retirement benefits and health insurance equal to what his retirement benefits would have been had he remained with Dial, if he is terminated (constructively or actually) other than for cause (as defined in the agreement) prior to March 1, 1998. Such benefits shall be reduced by any benefits to which he is entitled pursuant to the Dial or the Corporation's Retirement Income plans.

(4) Certain provisions of the Supplemental Executive Retirement Plan become effective if there is a change in control of the Corporation.

(5) Benefits are computed on a single-life annuity basis. Benefits reflected in the above table are computed pursuant to the plan formula currently in effect. Such benefits reflect a reduction to recognize some of the Social Security benefits to be received by the employee. The Retirement Income Plan also provides for the payment of benefits to an employee's surviving spouse. The amounts set forth are before any adjustment for joint and survivorship provisions, which would reduce the amounts shown in the table. Pension benefits vest after five years of service while covered by the Corporation's Retirement Income Plan. The Retirement Income Plan is noncontributory and provides for reduced early retirement benefits, except as provided in note (2) above. Prior plan formulas provided for different benefits. Employees accruing benefits pursuant to the prior or the prior and current formulas would receive benefits different from those listed in the table above.

(6) The  Internal  Revenue  Code  of  1986,  as  amended  (the "Code") and the
    Employee Retirement Income Security Act of 1974, as amended ("ERISA") limit the annual benefits which may be paid from a tax-qualified retirement plan. As permitted by the Code and ERISA, the Corporation has supplemental plans which authorize the payment out of general funds of the Corporation of any benefits calculated under provisions of the applicable retirement plan which may be above the limits permitted under the Code and ERISA for those officers entitled to participate in the supplemental plans. Excess benefits to be paid to Mr. Eichenfield are to be held in a Rabbi trust.

(7) The Corporation's Retirement Income Plan limits the years of service credited for purposes of calculating benefits to a maximum of 30 years.


                            EMPLOYMENT AGREEMENTS

    Three of the Named Officers, Messrs. Eichenfield, Pelanek and Hallinan, are or were parties to written employment agreements with the Corporation. In addition, the Corporation has an Executive Severance Plan, and Verex had a Key Employee Long-Term Incentive Compensation Plan.

MESSRS. EICHENFIELD AND PELANEK

    Mr. Eichenfield has been engaged as the Chairman, President and Chief Executive Officer of the Corporation and as the Chairman, President and Chief Executive Officer of GFC. Mr. Pelanek was until the sale of Verex engaged as the President of the Corporation and as the Chairman, President and Chief Executive Officer of Verex. Both are or were engaged to serve for a three year term and thereafter from year to year, unless earlier terminated pursuant to their respective agreements. Each can or could be terminated for cause (as defined in their agreements) at any time. Also pursuant to the terms of their respective agreements, each serves or served as a member of the Board, subject to reelection by the stockholders upon expiration of their respective terms.

    Mr. Eichenfield's base compensation currently is $423,324, subject to adjustment by the Board or Executive Compensation Committee. Mr. Pelanek's final base salary was $240,750.

    Both executives are or were entitled to participate in the Corporation's incentive, retirement and health and welfare programs, and other fringe benefits in accordance with Corporation policy, provided that the programs and benefits awarded them are not less favorable than those in existence upon the date of each respective agreement. Many of those benefits are described or noted in the tables above.

    If Mr. Eichenfield is terminated (actually or constructively) in violation of his agreement, he would be entitled to receive bonus, stock option, and performance-related payments at least equal to the highest of such awards during the three years preceding such termination. All stock option vestings and pension plan accruals shall continue during such three year period. Mr. Pelanek was entitled to the same rights pursuant to his employment agreement.

MR. HALLINAN

    Mr. Hallinan has been engaged as Vice President -- General Counsel and Secretary of the Corporation. His employment is subject to termination at any time, but if terminated other than for cause (as defined in the agreement), he is entitled to retirement and insurance benefits, as noted in part in the Pension Plan Table above. In addition, his awards of stock, options or similar awards shall vest and be paid to him should he be terminated other than for cause prior to March 1, 1998. His base annual salary currently is $225,780 plus his participation in the Corporation's incentive, retirement and health and welfare programs and other fringe benefits in accordance with Corporation policy, provided that the programs and benefits awarded him are not less favorable than those in existence upon the date of the agreement. Many of those benefits are described or noted in the tables above.

EXECUTIVE SEVERANCE PLAN

    Messrs. Eichenfield and Hallinan participate and Mr. Pelanek participated in the Corporation's Executive Severance Plan. That plan entitles participants to immediate vesting and exercisability of restricted stock, performance-based restricted stock, options, and performance based compensation if the Corporation incurs a change in control. The plan also provides for a lump sum payment of three times the officer's highest salary, bonus and PSIP payments if the officer is discharged without cause or if specified events occur, or two times such salary, bonus and PSIP payments if the employee voluntarily leaves during a specified period following a change in control. The plans provide a tax gross up feature, to cover the taxes the officer must pay on payments made pursuant to the plan. Benefits paid are reduced by other severance benefits paid by the Corporation. The officer is also to be credited with years of service equal to the greater of the number needed to assure vesting under the retirement plans or the number of year's salary paid under the severance plan. Messrs. Marszowski, Korte and Smalis also participate in the executive severance plan with the same terms as described above, except that they shall be paid only a lump sum of two times their highest annual salary, bonus and PSIP payments.

    Mr. Hallinan is also entitled to severance benefits if Mr. Eichenfield ceases to be the Chairman and Chief Executive Officer of the Corporation and, as a result, Mr. Hallinan is terminated (constructively or actually) from his current duties. In that event, he is entitled to receive a lump sum of three times the sum of his highest annual salary, plus the largest aggregate annual incentive payments, plus pension and other benefits which he has received during that period.

VEREX KEY EMPLOYEE LONG-TERM INCENTIVE COMPENSATION PLAN

    Because Verex operated as a discontinued operation from 1988 until it was sold in July 1993, Dial caused Verex to implement a Key Executive Long-Term Incentive Compensation Plan to encourage key executives of Verex to remain with that company during its run-off phase. Upon the Spin-Off, the participants in that plan received a partial distribution from that plan. Verex thereupon amended that plan to account for those partial distributions. Pursuant to the amended plan, Mr. Pelanek was entitled to receive one-fourth of a fund, consisting of a portion of the net increase as of December 31, 1997 in stockholder's equity (as defined) of Verex and its other insurance affiliates. The fund equaled 5% of an increase in net stockholder's equity between $250 million and $300 million, plus 7.5% of the increase over $300 million up to $350 million, and 10% of the increase over $350 million, during the period from January 1, 1988 to December 31, 1997. Those entitlements were reduced by the awards received upon the Spin-Off. If Verex was sold prior to December 31, 1997, as occurred, an alternate fund was to be calculated based on the sales price, as adjusted, and the value of dividends and similar distributions paid between January 1, 1988 and the date of sale. The alternate fund was 2% of that resulting total (up to a specified yearly base amount ranging between $315 million and $575 million), plus 10% of any excess over that base amount, less payments made upon the Spin-Off. In no event, however, was the alternate fund to be less than 8% of the amount of the fund, assuming the sales price, as adjusted, was treated as a distribution and such fund was increased at an annual rate of 10%, compounded.

SEVERANCE AGREEMENT WITH MR. PELANEK

    As noted above, upon the sale of Verex, Mr. Pelanek became entitled to certain severance benefits pursuant to his Employment Agreement and the Verex Key Employee Long-Term Incentive Compensation Plan. Prior to that sale, however, the Corporation entered into a severance agreement with Mr. Pelanek substantially in accordance with those other agreements but which also provided additional incentives to encourage him to assist with the sale of Verex on terms favorable to the Corporation. The agreement provides for additional vesting of certain restricted stock and options which would have otherwise expired, if the sales price of Verex exceeds specified thresholds. Whether those thresholds are met will be determined once the final sales price of Verex is determined following a post-closing audit. In connection with the sale of Verex, Mr. Pelanek received a lump-sum payment of substantial portions of the compensation due him in present and future years under his severance agreements, discounted to reflect present value.

    Notwithstanding anything to the contrary set forth in any of the Corporation's previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, as amended, that might incorporate filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph shall not be incorporated by reference into any such filings.

                   EXECUTIVE COMPENSATION COMMITTEE REPORT
                          ON EXECUTIVE COMPENSATION

    The Executive Compensation Committee (the "Compensation Committee"), comprised entirely of independent directors, exercises all of the powers of the Board in the authorization and approval of the compensation of executive officers of the Corporation and its subsidiaries, including awards to those officers under various incentive plans. In connection with those duties, the Compensation Committee administers and approves awards under the Corporation's 1992 Stock Incentive Plan. The Compensation Committee makes every effort to assure that the compensation program is consistent with the Corporation's values and furthers its business strategy.

OVERALL OBJECTIVES

    Specifically, the Compensation Committee has developed an executive compensation program to meet the following objectives:

    * Rewards performance that adds stockholder value.

    * Attracts   and  retains  key  employees  with  competitive  compensation opportunities.

    * Emphasizes "pay for performance" by placing a substantial portion of compensation at risk.

    * Builds and encourages ownership of Corporation stock by key executives.

    * Balances short-term and long-term strategic goals.

    * Addresses   the  concerns  of  stockholders,  employees,  the  financial community and the general public.

    The following discussion describes how the various components of the Corporation's executive compensation program meet these objectives.

BASE SALARY

    The Compensation Committee reviews executive officers' salaries each year. Salary increases depend upon several factors, including individual performance, the Corporation's financial performance and competitive salary levels. In early and mid-1993, an independent consultant prepared competitive studies of the Corporation's executive compensation program, comparing the Corporation to 16 and 18 similar financial services companies, respectively. Approximately two-thirds of those companies are included in the Standard & Poor's Financial Index. The Corporation uses that index in some of its compensation plans to measure its results, such as in its performance criteria for its performance-based restricted stock awards. Because the Compensation Committee believes the selected comparators more closely reflect the Corporation's competitors for executive talent than do those companies appearing in the broader index, it uses the smaller group in evaluating compensation levels.

    In August of 1993, the Compensation Committee adjusted the base salary levels for the Corporation's executive officers to approximately the 50th to 60th percentiles of the comparator group for most executive officers, after adjusting for size differences among the companies. Annual salary adjustments were based on performance ratings of the executive officers, and were set at the target level of salary increase for all employees called for by the Corporation's policies.

ANNUAL INCENTIVES

    The Corporation's cash bonus plan, the Management Incentive Plan ("MIP"), rewards key employees for meeting annual goals. The Compensation Committee carefully reviews and approves performance targets under the plan to make sure they are both challenging and consistent with stockholder-value improvement. For the Corporation, these targets currently relate to net income from continuing operations available for common and preferred stock dividends (30%), earnings per share from continuing operations (60%) and total stockholder return (10%). These goals were the revised criteria set by the Compensation Committee after the sale of Verex. The original goals set for 1993 included income anticipated from that subsidiary's performance. Once Verex was sold, which was a strategic objective of the Corporation, the Compensation Committee deemed it appropriate to reformulate performance goals to reflect the remaining activities of the Corporation. The Compensation Committee determines final awards after receiving recommendations from the Chief Executive Officer. In 1993, the Corporation's performance exceeded the revised maximum performance goals established.

    For executive officers whose MIP awards are based in whole or in part on the performance of Greyhound Financial Corporation ("GFC"), GFC's 1993 targets related to after tax net income from continuing operations available for common and preferred stock dividends (40%), return on equity (30%), the level of non-earnings assets (10%), ending funds employed (5%), new business volume (5%) and total shareholder performance (10%). GFC's performance exceeded all but one factor's maximum award level, and for that one factor it did not meet the target performance level. A reduced payment was made for that portion of the MIP award.

LONG-TERM INCENTIVES

    The Corporation provides long-term incentives using stock options, performance-based restricted stock, and cash compensation awarded pursuant to performance share incentive plans ("PSIPs"). Through these vehicles, the Company has maximum flexibility for both focusing top management on specific long-term goals and building executive stock ownership.

    Stock options give executives an opportunity to buy an equity interest in the Corporation. Moreover, because the options' value depends directly on the appreciation of the Shares' value, the executives and stockholders benefit similarly from any appreciation and their interests are aligned. The Compensation Committee has the authority to grant options to key executives and makes every effort to balance the dilution and motivation effects. All options have been issued at the fair market value of the Corporation's stock on the date of grant or for a higher exercise price, as discussed more fully below.

    The Compensation Committee may also grant restricted shares to key executives and chose to grant only performance-based restricted shares in 1993. Like stock option grants, these grants build management ownership and align the interests of executives with those of stockholders. In addition, performance-based restricted shares serve as a retention device, since the shares do not completely vest until after five years. Furthermore, annual vesting has been directly linked to the Corporation's stock performance as compared to market performance; e.g., if the stock underperforms the market, no vesting occurs for that year's portion of all such grants made since August 25, 1992.

    Finally, PSIPs focus management on other important long-term goals in addition to share-price appreciation. For the 1993-1995 plan, these goals related to earnings per share (50%) and net income (50%), both from continuing operations. The usual performance period for PSIPs is three years. Final award sizes, the form of payment and eligibility are reviewed by the Compensation Committee, which has discretion to adjust the awards if circumstances so warrant. The PSIP goals for prior PSIP plans (but not the 1993-95 plan) were revised during the year to reflect the sale of Verex. Like the MIP plan, those PSIPs had performance goals based on continuing income from that subsidiary.

    Option, performance-based restricted stock, and PSIP grants in 1993 were made after reviewing competitive data prepared by an outside consultant, past practice with respect to the levels of compensation for those executives both before and after the Spin-Off, and recommendations of senior management. In February, 1993, the Compensation Committee awarded multi-year stock option grants to key executive officers in an effort to align executives' interests with those of the Stockholders for a long-term increase in Share price and to assist the Corporation in avoiding potential book expenses resulting from changes in accounting rules under consideration by the Financial Accounting Standards Board. The multi-year awards were intended to be in lieu of future option awards anticipated for those officers during those years. The exercise price was at the fair market value of the stock at the grant date for the first year's grant (1993), with a premium of 12.5% share price increase each year thereafter. The premium requires that management create increasing value for all shareholders for the options to have value.

    In August 1993, the Compensation Committee set targeted total compensation levels for the executive officers at approximately the 50th to 75th percentiles of the compensation of the comparator corporations, adjusted for size, in light of the Corporation's and executives' respective performance. The Corporation's executive officers generally receive a larger percentage of their compensation "at risk" and in the form of long-term compensation than their counterparts at the comparator companies. This helps reward performance that adds stockholder value.

    In April 1993, the Compensation Committee approved certain severance agreements with executives of Verex, including Mr. Pelanek, prior to receipt of purchase offers from prospective buyers. The severance agreements were designed to encourage those executives to assist in the sale by giving them incentive compensation tied to the sales price of Verex. The severance agreements also confirmed severance compensation to which those executives were entitled pursuant to severance plans adopted before and at the time of the Spin-Off. In addition, Mr. Pelanek was entitled to compensation pursuant to his employment agreement, a substantial portion of which was paid in a lump sum upon the sale, discounted to reflect present value.

    In response to the new disallowance of tax deductions on executive compensation in excess of $1 million per year, the Compensation Committee intends to formulate an appropriate policy in 1994 regarding deductibility of any such compensation. The Compensation Committee believes that under the transition regulations proposed by the Internal Revenue Service, no compensation will be paid in 1994 which would be non-deductible as a result of those changes in the federal income tax laws.

    To help address the first four overall objectives noted above, the Compensation Committee recommended to the Board, which subsequently approved, stock ownership guidelines for senior management and directors of the Corporation. Persons subject to the guidelines are encouraged to assure that during the next four years and thereafter their ownership of the Corporation's stock and options reaches targeted levels based on the person's level of responsibilities and compensation. The failure to achieve such ownership levels could preclude the executive from receipt of future awards under the 1992 Stock Incentive Plan, in the Board's discretion.

CEO COMPENSATION

    The Compensation Committee determines Mr. Eichenfield's total compensation as noted above, based on the Corporation's performance, his individual performance, competitive compensation levels, the desire to retain him, and the terms of his employment agreement. Mr. Eichenfield's salary and the short-term and long-term incentives granted to him reflect the leadership he has provided before and after the Corporation's Spin-Off. The Corporation reported record earnings in both 1992 and again in 1993, including a 21% and 16% (before a tax adjustment) increase in income from continuing operations, respectively. Shareholder return outpaced both the Standard & Poor's 500 Index and the S&P Financial Index in 1993. The Corporation achieved a 24% return, while the two indices increased only 10% and 11%, respectively.

    At the same time, Mr. Eichenfield has positioned the Corporation for continued success. The core finance portfolio increased 14% in 1992 and 15% in 1993. Non-accruing assets declined as a percentage of funds employed in each year. With the acquisition of the asset-based finance group, the sale of Verex, the creation of the consumer rediscount finance group, the continued winding down of our European operations, the acquisition of Fleet Factors Corp., and the pending acquisition of TriCon Capital Corporation, the Corporation is poised to more effectively deploy its funds in the long-term interests of the Corporation and its stockholders. Those factors known in August 1993 were subjectively evaluated in determining to target Mr.
Eichenfield's total compensation between the 50th and 75th percentiles of total compensation paid to chief executives of the comparator companies, adjusted for size. Approximately two-thirds of Mr. Eichenfield's targeted total compensation is "at risk," by tying it to performance goals or the Corporation's Share price. In contrast, the comparator companies' chief executives had on average less than half of their compensation at risk.

    The Compensation Committee believes Mr. Eichenfield will continue providing outstanding leadership to the Corporation. It will work with him to assure that the executive compensation program meets the strategic goals of the Corporation as well as the overall objectives discussed above.

                                James L. Johnson, Chairman
                                G. Robert Durham
                                Robert P. Straetz
                                John W. Teets
                                  Members, Executive
                                  Compensation Committee


                              PERFORMANCE GRAPH
                              -----------------
                       Comparison of Cumulative Total
          Return Among the Corporation, Standard & Poor's ("S&P")
                  500 Index and S&P Financial Index(1)(2)(3)
                 3/19/92   3/31/92   6/30/92   9/30/92   12/31/92   1/31/93   3/31/93   6/30/93   9/30/93   1/31/94   12/31/93
The Corporation    $100     $99.44   $ 93.89   $ 96.22   $109.38    $120.26   $129.58   $139.54   $137.48   $135.98   $145.36
S&P 500            $100     $98.51   $100.38   $103.55   $108.73    $109.49   $113.47   $114.01   $116.95   $119.65   $123.54
S&P Financial      $100     $98.47   $103.93   $105.59   $120.63    $124.65   $132.73   $134.87   $144.13   $133.94   $140.87

(1)  The stock price and index performances shown in the above graph are not necessarily indicative of future results.

(2)  As often occurs with newly issued securities, the initial market prices of the  Shares in the days following the Spin-Off were higher than the prices at which the Shares traded in subsequent months.

(3)  Assumes $100 invested on March 19, 1992.


                             CERTAIN TRANSACTIONS

    In conjunction with the Spin-Off, certain contractual arrangements were created between Dial and the Corporation and its subsidiaries. Those arrangements, most of which are for a limited duration, provide for (i) the orderly separation of the Corporation from Dial; (ii) the provision by Dial of certain interim services, including tax services, to the Corporation (at an approximate annual cost of $148,500 in 1993); (iii) the assignment of the "Greyhound" and "Image of the Running Dog" trademarks for use in all of the Corporation's business activities; (iv) a sublease of the space currently used by the Corporation as its principal executive office (at an approximate annual rent of $1,616,000 until 1996 and $1,806,000 for five years thereafter); and
(v) the allocation of certain tax liabilities and benefits. In addition, a subsidiary of Dial purchased $25,000,000 principal amount of preferred stock of GFC, which was sold to the Corporation in 1993. The preferred stock provides for mandatory redemption after five years. Two of the Corporation's directors, Messrs. Teets and Lemon, are executive officers of Dial and Mr. Teets is also a director of that company.

    Mr. Straetz serves as a director of Fleet Mortgage Corporation, which was a significant customer of Verex, having purchased from Verex approximately $48 million of insurance on about 800 loans until Verex was sold. Fleet Mortgage paid Verex approximately $150,000 in insurance premiums in 1993 until that time. In 1994, the Corporation acquired Fleet Factors Corp. from an affiliate of Fleet Mortgage Corp.

    Messrs. Eichenfield and Smith serve as directors of Ventana Corporation ("Ventana"), which markets interactive computer systems software and services. Prior to the Spin-Off, GFC purchased 100,000 shares of Ventana's preferred stock for $1,000,000, which constitutes all of the outstanding preferred stock of Ventana. Such shares are convertible into common stock of Ventana, and would constitute 14.5% of the outstanding common shares. In addition, GFC has granted Ventana a $1,000,000 principal amount line of credit, none of which was outstanding on the Record Date. The line of credit to Ventana was granted prior to the Spin-Off. It was made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. The line of credit does not appear to involve more than the normal risk of collectibility or present other unfavorable features.

    The law firm of O'Connor, Cavanagh, Anderson, Westover, Killingsworth & Beshears has provided certain legal services to GFC on a continuing basis. Ms. Tancer is Of-Counsel to that firm, but is not an equity-owner thereof. The arrangements with that firm are believed to be competitive with the terms charged by other law firms providing services to the Corporation and its subsidiaries.

                      SELECTION OF INDEPENDENT AUDITORS

    The   following  resolution  concerning  the  appointment  of  independent auditors is expected to be offered at the meeting:

    RESOLVED, that the appointment of Deloitte & Touche to audit the accounts of the Corporation and its subsidiaries for the fiscal year 1994 is hereby ratified.

    Deloitte & Touche has audited the accounts of the Corporation since its organization and of its subsidiaries for many years. That firm has been appointed by the Board, upon recommendation of the Corporation's Audit Committee, as the Corporation's independent auditors for 1994. It is expected that a representative of Deloitte & Touche will attend the meeting, respond to appropriate questions and be afforded the opportunity to make a statement.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE AS THE CORPORATION'S INDEPENDENT AUDITORS FOR 1994.

                              VOTING PROCEDURES

    The election of directors will be effective upon receiving approval of a plurality of the Shares present and voting in person or by proxy in the respective matter, provided a quorum exists. A quorum is present if at least a majority of the outstanding shares on the Record Date (10,043,568 Shares) are present in person or by proxy. All matters other than the election of directors submitted to stockholders at the meeting shall be decided by a majority of the votes cast with respect thereto provided a quorum exists, except as otherwise provided by law or the Corporation's Certificate of Incorporation or Bylaws. Failures to vote and broker non-votes will not count towards determining any required plurality or majority or the presence of a quorum. Stockholders and brokers returning proxies but affirmatively abstaining from voting on a proposition, and stockholders attending the meeting but who do not vote on a proposition, will count towards the presence of a quorum but will not be counted towards determining the required plurality or majority for approval of that proposition.

    The enclosed proxies will be voted in accordance with the instructions thereon. Unless otherwise stated, all shares represented by such proxy will be voted as noted in this proxy statement. Proxies may be revoked as noted in "General Information" above.

                     SUBMISSION OF STOCKHOLDER PROPOSALS

    From time to time, stockholders seek to present proposals which may be proper subjects for inclusion in the Proxy Statement and form of proxy for consideration at the Annual Meeting of Stockholders. To be included in the proxy statement or considered at an annual or any special meeting, proposals must be submitted on a timely basis, in addition to meeting other legal requirements for inclusion. Proposals for the 1995 Annual Meeting of Stockholders must be received by the Corporation no later than November 25, 1994, for possible inclusion in the proxy statement, or between February 11, 1995 and March 2, 1995, for possible consideration at the meeting, which is expected to take place on Thursday, May 11, 1995. Any such proposals, as well as any questions related thereto, should be directed to the Secretary of the Corporation.

    A COPY OF THE CORPORATION'S 1993 ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED BY STOCKHOLDERS, WITHOUT
CHARGE, UPON WRITTEN REQUEST TO SHAREHOLDER SERVICES, GFC FINANCIAL CORPORATION, 1850 NORTH CENTRAL AVENUE, SUITE 1200, PHOENIX, ARIZONA 85004.

                                OTHER BUSINESS

    The Board of Directors knows of no other matters to be brought before the meeting. If any other business should properly come before the meeting, the persons appointed in the enclosed proxy have discretionary authority to vote in accordance with their best judgment.

                                By order of the Board of Directors.


                                W. J. HALLINAN
                                Vice President -- General
                                Counsel and Secretary


       -------------------------------------------------------------
                   PLEASE VOTE -- YOUR VOTE IS IMPORTANT
       -------------------------------------------------------------

                       PROXY/VOTING INSTRUCTION CARD

                         GFC FINANCIAL CORPORATION
       C/O HARRIS TRUST & SAVINGS BANK, P.O. BOX 830, CHICAGO, IL 60690

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints G. Robert Durham, Samuel L. Eichenfield, and James L. Johnson, and each of them, to have all the powers hereunder, including full power of substitution, as Proxies for the undersigned to vote, as indicated below, at the Annual Meeting of Stockholders of GFC Financial Corporation (the "Corporation") to be held on Thursday, May 12, 1994, and at any adjournment or adjournments thereof, all shares of stock which the undersigned is entitled to vote, with all voting rights the undersigned would have if personally present. This card also provides voting instructions (for shares held for the account of the undersigned, if any) to the respective trustees of the Corporation's Capital Accumulation Plan and Employee Stock Ownership Plan and The Dial Corp 401(k) plans.

                (Continued and to be signed on reverse side.)

- ------------------------------------------------------------------------------

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  //

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO MARKING IS MADE, THIS PROXY WILL BE DEEMED TO BE A DIRECTION TO VOTE FOR PROPOSALS 1 AND 2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

NON-VOTING INSTRUCTIONS:
/   / MULTIPLE STOCKHOLDER PUBLICATIONS.  Please  check here to  stop mailings of stockholder publications for this account, since multiple copies come to this address.

/   / FUTURE QUARTERLY REPORTS.  Please check  here to stop mailings of future quarterly reports other than those required by law. (Mailings of annual reports, proxy statements and other reports will continue.)

VOTING INSTRUCTIONS:
The Board of Directors recommends a vote FOR:
1.  Election of directors whose terms expire in 1997:
    L. Gene Lemon, Robert P. Straetz, Shoshana B. Trancer.

                          FOR ALL
                          (Except nominees
     FOR     WITHHOLD     written below)
     //         //             //

                          ----------------------------------------------------
2. Ratification of the appointment of Deloitte & Touche as the independent auditors of the Corporation for 1994.

     FOR      AGAINST     ABSTAIN
     //         //          //

                                  PLEASE SIGN EXACTLY AS NAME APPEARS AT LEFT.
                                  WHEN SHARES ARE  HELD BY JOINT TENANTS, BOTH
                                  SHOULD  SIGN,   WHEN  SIGNING  AS  ATTORNEY,
                                  EXECUTOR,    ADMINISTRATOR,    TRUSTEE    OR
                                  GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF
                                  A CORPORATION, PLEASE SIGN IN FULL CORPORATE
                                  NAME  BY  PRESIDENT   OR  OTHER   AUTHORIZED
                                  OFFICER.  IF  A PARTNERSHIP,  PLEASE SIGN IN
                                  PARTNERSHIP NAME BY AUTHORIZED PERSON.

                                  Dated ________________________________, 1994

Signature ____________________________________________________________________

Signature ____________________________________________________________________

                        (For use by Holders of Record.)

                       PROXY/VOTING INSTRUCTION CARD

                         GFC FINANCIAL CORPORATION
       C/O HARRIS TRUST & SAVINGS BANK, P.O. BOX 830, CHICAGO, IL 60690

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints G. Robert Durham, Samuel L. Eichenfield, and James L. Johnson, and each of them, to have all the powers hereunder, including full power of substitution, as Proxies for the undersigned to vote, as indicated below, at the Annual Meeting of Stockholders of GFC Financial Corporation (the "Corporation") to be held on Thursday, May 12, 1994, and at any adjournment or adjournments thereof, all shares of stock which the undersigned is entitled to vote, with all voting rights the undersigned would have if personally present. This card also provides voting instructions (for shares held for the account of the undersigned, if any) to the respective trustees of the Corporation's Capital Accumulation Plan and Employee Stock Ownership Plan and The Dial Corp 401(k) plans.

                (Continued and to be signed on reverse side.)

- ------------------------------------------------------------------------------

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  //

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO MARKING IS MADE, THIS PROXY WILL BE DEEMED TO BE A DIRECTION TO VOTE FOR PROPOSALS 1 AND 2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

NON-VOTING INSTRUCTIONS:
/   / MULTIPLE STOCKHOLDER PUBLICATIONS.  Please  check here to  stop mailings of stockholder publications for this account, since multiple copies come to this address.

/ / FUTURE QUARTERLY REPORTS. Please check here to continue to receive mailings of future quarterly reports at no cost. You must also provide an address to which such reports should be sent. The Corporation will no longer pay forwarding costs, except as required by law.

Mailing address: _____________________________________________________________
______________________________________________________________________________
(Mailings of annual reports, proxy statements and other required reports will continue.)

VOTING INSTRUCTIONS:
The Board of Directors recommends a vote FOR:
1.  Election of directors whose terms expire in 1997:
    L. Gene Lemon, Robert P. Straetz, Shoshana B. Trancer.

                          FOR ALL
                          (Except nominees
     FOR     WITHHOLD     written below)
     //         //             //

                          ----------------------------------------------------
2. Ratification of the appointment of Deloitte & Touche as the independent auditors of the Corporation for 1994.

     FOR      AGAINST     ABSTAIN
     //         //          //

                                  PLEASE SIGN EXACTLY AS NAME APPEARS AT LEFT.
                                  WHEN SHARES ARE  HELD BY JOINT TENANTS, BOTH
                                  SHOULD  SIGN,   WHEN  SIGNING  AS  ATTORNEY,
                                  EXECUTOR,    ADMINISTRATOR,    TRUSTEE    OR
                                  GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF
                                  A CORPORATION, PLEASE SIGN IN FULL CORPORATE
                                  NAME  BY  PRESIDENT   OR  OTHER   AUTHORIZED
                                  OFFICER.  IF  A PARTNERSHIP,  PLEASE SIGN IN
                                  PARTNERSHIP NAME BY AUTHORIZED PERSON.

                                  Dated ________________________________, 1994

Signature ____________________________________________________________________

Signature ____________________________________________________________________

                        (For use by Beneficial Holders.)